Exhibit 99.1

QHSLab, Inc. (OTCQB: USAQ) Marks Major Achievements in Digital Health Innovation, Research Recognition, and Revenue Growth in 2024

Revenue Growth and APA Recognition Drive Momentum for QHSLab in 2024

WEST PALM BEACH, FL, November 25, 2024 (GLOBE NEWSWIRE) — QHSLab Inc. (“the Company”) (OTCQB: USAQ), an emerging leader in digital healthcare solutions and value-based clinical technologies, today proudly announces significant milestones that underscore its progress in 2024. These accomplishments demonstrate the Company’s commitment to advancing patient care, driving innovation, and delivering value to shareholders.

QHSLab Research & Development: Advancing Mental Health Innovation

QHSLab is thrilled to share that two research abstracts, developed in collaboration with the Southern Winds Hospital Psychiatry Residency Program, have been accepted for presentation at the 2025 Annual Meeting of the American Psychiatric Association (APA) in Los Angeles, CA.

This recognition highlights QHSLab’s innovative approach to managing depression, anxiety, and chronic pain through its digital health journeys. Preliminary findings reveal reductions in symptom severity and improvements in quality of life for participants. These results affirm the transformative potential of QHSLab’s interventions in real-world clinical settings, showcasing its role at the forefront of mental health care innovation.

Marcos Sanchez-Gonzalez, MD, PhD. VP of Medical and Scientific Affairs, remarked:

“The APA acceptance and our ongoing clinical research exemplify how digital medicine can revolutionize chronic condition management in primary care settings. These efforts not only advance our understanding of health solutions but also significantly improve patients’ lives.”

Milestone Two Achieved in the Digital Medicine for Allergic Rhinitis (DMAR) Study

Supported by a grant from a global leader in consumer health, QHSLab’s collaborative study on allergic rhinitis has reached its second milestone. Recruitment for the first round of participants surpassed initial projections, bringing the study closer to its goal of evaluating the impact of digital tools on symptom control, medication adherence, and quality of life.

This progress reflects QHSLab’s ability to execute large-scale clinical research initiatives effectively, positioning its digital platform as a transformative tool in allergy management.

October 2024 Sales Performance: Demonstrating Strong Growth

Unaudited sales for October 2024 reached approximately $225,000, representing a 110% increase compared to the same period in 2023. This robust growth highlights the scalability and market acceptance of QHSLab’s solutions.

On an annualized basis, the current monthly run rate equates to annual revenues of $2.7 million, emphasizing the success of the Company’s strategic initiatives. While the reported revenues for October are unaudited, management is confident the results will be confirmed. This illustrates the momentum QHSLab is building as it continues to expand its offerings.

Executive Commentary

Troy Grogan, CEO of QHSLab, commented:

“The recognition by the APA and our exceptional sales growth this year are clear indicators of the strength of our vision and execution. Our unwavering commitment to innovation in digital health enables us to deliver impactful solutions that enhance patient outcomes while creating value for shareholders.”

Dr. Sanchez-Gonzalez added:

“These achievements reinforce the efficacy of QHSLab’s solutions and their potential to address critical challenges in healthcare. Through our research and product innovation, we are charting a course to revolutionize care in both mental health and chronic conditions.”

For more information about QHSLab and our healthcare solutions, please visit www.qhslab.com.

About QHSLab, Inc.

QHSLab, Inc. (OTCQB: USAQ) is a medical device company providing digital healthcare solutions and point-of-care-diagnostic tests to primary care physicians. Digital healthcare allows doctors to assess patient responses quickly and effectively using advanced artificial intelligence algorithms. Digital healthcare can also remotely monitor patients’ vital signs and evaluate the effects of prescribed medicines and treatments on patients’ health through real-time data transferred from patient to doctor. QHSLab, Inc. also markets and sells point-of-care, rapid-response diagnostic tests used in the primary care practice. QHSLab, Inc.’s products and services are designed to help physicians improve patient monitoring and medical care while also increasing their revenues.

Forward-Looking Statements

Certain matters discussed in this press release are ‘forward-looking statements’ intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. In particular, the Company’s statements regarding trends in the marketplace, future revenues, future products, and potential future results and acquisitions are examples of such forward-looking statements. Forward-looking statements are generally identified by words such as ‘may,’ ‘could,’ ‘believes,’ ‘estimates,’ ‘targets,’ ‘expects,’ or ‘intends,’ and other similar words that express risks and uncertainties. These statements are subject to numerous risks and uncertainties, including, but not limited to, the timing of the introduction of new products, the inherent discrepancy in actual results from estimates, projections, and forecasts made by management, regulatory delays, changes in government funding and budgets, and other factors, including general economic conditions, not within the Company’s control. The factors discussed herein and expressed from time to time in the Company’s filings with the Securities and Exchange Commission could cause actual results and developments to be materially different from those expressed in or implied by such statements. The forward-looking statements are made only as of the date of this press release. The Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Investor Relations Contact:

Olivia Giamanco

QHSLab, Inc.

(929) 379-6503

ir@usaqcorp.com

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